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Exhibit 99.2

Contact:
Janet Smith
FairMarket, Inc.
781-376-5600

FOR IMMEDIATE RELEASE

FairMarket Stockholders Approve Acquisition Agreement with eBay

WOBURN, Mass., September 3, 2003—FairMarket, Inc. (NASDAQ:FAIM) announced today the approval by its stockholders at a special meeting of the sale of substantially all of its operating assets to eBay Inc. for $4.5 million in cash pursuant to the terms of an asset purchase agreement entered into between FairMarket and eBay on June 20, 2003. The acquisition, which is subject to the satisfaction of customary closing conditions, is expected to close shortly. FairMarket's stockholders also approved a proposal to change its name to "Dynabazaar, Inc.," which will be made effective as of the closing of the asset sale, and elected each of Shikhar Ghosh and Lloyd I. Miller, III as Class III directors to its board of directors.

FairMarket is a registered service mark, and the FairMarket logo is a service mark, of FairMarket, Inc. The names of actual companies and products mentioned herein may be trademarks of their respective owners.

FairMarket Forward-Looking Statement

This press release contains statements about FairMarket, Inc. and the proposed sale of assets that are not historical facts and are considered forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based upon current expectations, forecasts and assumptions that are subject to risks, uncertainties and other factors that could cause actual outcomes and results to differ materially from those indicated by these forward-looking statements. These risks, uncertainties and other factors include, but are not limited to: the satisfaction of the conditions to closing; the expected closing date of the transaction; the risk that the transaction will not close; the risk that continuity of FairMarket operations will be disrupted in the event the transaction does not close; the reactions of FairMarket's customers and vendors to the proposed transactions; whether the costs of completing the transactions exceed management's estimates; market acceptance of FairMarket's online auction and other e-commerce services; growth of the market for dynamic e-commerce services; the competitive nature of the online markets in which FairMarket operates; economic conditions; FairMarket's ability to generate significant revenue to reach profitability; FairMarket's ability to retain existing customers and to obtain new customers; FairMarket's ability to attract and retain qualified personnel; FairMarket's ability to expand or maintain its operations in its geographic markets and the currency, regulatory and other risks associated with doing business in international markets; the operation and capacity of FairMarket's network system infrastructure; FairMarket's limited operating history; the other risks and uncertainties discussed under the heading "Factors that May Affect Results of Operations and Financial Condition" in FairMarket's Annual Report on Form 10-K for the year ended December 31, 2002 and other reports filed by FairMarket from time to time with the Securities and Exchange Commission (the "SEC"). FairMarket assumes no obligation to update any of the information included in this press release.

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FairMarket Stockholders Approve Acquisition Agreement with eBay